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Bailard, Inc.	Code of Ethics

BAILARD, INC. CODE OF ETHICS

January 1, 2020

Bailard, Inc.	Code of Ethics

Table of Contents

INTRODUCTION	3

STAEMENT OF ETHICAL PRINCIPLES AND STANDARD OF BUSINESS CONDUCT	3

GENERAL TOPICS OF THE CODE	6

SECTION 1. DEFINITIONS	6

SECTION 2. GENERAL RESTRICTIONS AGAINST FRAUDULENT CONDUCT	10

SECTION 3. SPECIFIC PERSONAL SECURITY TRANSACTION RULES	10

SECTION 4. REPORTING REQUIREMENTS	14

SECTION 5. OTHER RULES	15

SECTION 6. SANCTIONS	18

SECTION 7. REVIEW AND REPORTING	18

SECTION 8. DISSEMINATION AND AMENDMENT	19

SECTION 9. RECORD KEEPING	19

Bailard, Inc.	Code of Ethics

INTRODUCTION

As mandated by the Securities and Exchange Commission (the “SEC”), this Code of Ethics (this “Code”) sets forth legal and ethical standards of conduct for the employees of Bailard, Inc. and its Affiliated Entities (the “Firm/Bailard”). This Code has been adopted by the Firm and is intended to set forth our policies and procedures concerning personal trading and other matters as well as to state the Firm’s broader policies regarding our duty of loyalty to clients. This Code is intended to promote the conduct of each employee and the Firm with high standards of integrity and compliance with all applicable laws and regulations.

Bailard is required to adopt a code of ethics in accord with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and in accord with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) as it is a SEC registered investment adviser and serves as a sub-adviser to certain registered investment companies.

The investment management industry is closely regulated under the provisions of the Advisers Act and the 1940 Act, and by the regulations and interpretations of the SEC under those statutes. Transactions in securities are also governed by applicable provisions of the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), and the Commodity Exchange Act, as well as by state laws. The rules of conduct outlined in this Code are based in large part on rules of law and legal concepts developed under those statutes. These legal concepts do not remain static, and further developments of the law in these areas may be expected. We believe that it is our job to conduct our business to avoid not only any violation of law but also to avoid any appearance of violation or grounds for criticism.

Applicability of the Code

This Code applies to all employees of Bailard, Inc. and its Affiliated Entities, including temporary employees, interns, and certain consultants that have access to Bailard’s investment recommendations or trading. This Code does not apply to independent directors of the Bailard Biehl &Kaiser Holdings Inc. (“BB&K Holdings Inc”) Board of Directors, the Bailard Real Estate Investment Trust (“REIT”) Board of Directors, the Scientific Advisory Council Members, or contractors and consultants with no access to Bailard’s investment recommendations or trading.

STAEMENT OF ETHICAL PRINCIPLES AND STANDARD OF BUSINESS CONDUCT

The Firm holds all employees to a high standard of integrity and business practice. To properly serve our clients, the Firm strives to avoid or to manage conflicts of interest or the appearance of conflicts of interest. The Firm requires that you hold yourself to its high standards to protect its reputation for ethical conduct. Thus, you must, at all times, conduct yourself in a lawful, honest, and ethical manner; place the interest of clients first; display loyalty, honesty, fairness, and good faith toward clients; avoid taking inappropriate advantage of any position of trust or responsibility; and maintain the confidentiality of client and proprietary information. At all times, you must place the interest of clients first and avoid activities and relationships that might interfere with the duty to make decisions in the best interests of our clients. When trading, conduct all personal securities transactions in full compliance with this Code, including these ethical principles and standards of business conduct.

We have complete confidence in the integrity and good faith of all of our employees; however, we also recognize that the knowledge of, and power to influence, investment recommendations could create potential conflicts with the interest of clients in that employees could use the information for their own personal benefit. This Code establishes reporting requirements and other restrictions or procedures on personal trading to monitor and enforce the provisions of this Code. Additionally, the Firm reserves the right to prohibit personnel from trading activities that are not explicitly prohibited under this Code.

Bailard, Inc.	Code of Ethics

Violations of the Code must be reported promptly to the Chief Compliance Officer (the “CCO”), or to the President of the Firm (the “President”), or the Chief Risk Officer of the Firm (the “CRO”), who will report it to the CCO. Failure to comply with the Code may result in sanctions, including termination.

You are required to certify, on an annual basis, that you have complied with the provisions of this Code. By acknowledging receipt of this Code, you agree to comply with all applicable federal securities laws. This Code may be revised, changed, or amended at any time. Following any material revisions or updates, an updated version of this Code will be distributed to you and will supersede the prior version of this Code effective upon distribution. We will ask you to sign an acknowledgement confirming that you have read and understood the revised version of the Code, and that you agree to comply with the provisions.

The Code covers the most important rules of conduct currently in place and/or foreseen. Compliance with the letter and the spirit of this Code is a fundamental requirement. If you have any doubts about whether any conduct complies with the spirit of this Code, please consult with the CCO, the President, or the CRO. We will make every effort to preserve the confidentiality of such discussions, and in no event will there be retaliation for any report of a possible violation of this Code. As a rule of thumb, when in doubt, please err on the side of caution and ask questions, disclose information, and report any concerns.

For your guidance, some of the most important legal concepts within which we operate are mentioned below.

a.	Fiduciary Duty

Bailard and Bailard employees owe a fiduciary duty to our clients and stockholders. This means a duty of loyalty, fairness and good faith, and a corresponding duty not to do anything prejudicial to or in conflict with the interests of our clients and stockholders. We owe our clients the highest duty of loyalty and rely on you to avoid conduct that is or may be inconsistent with that duty. It is also important for you to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client’s trust, may have the appearance of impropriety. All transactions of employees shall be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. Neither the Firm nor its employees shall take any inappropriate advantage of their position. This is a higher standard than that applicable to ordinary arm’s length business transactions between persons who do not owe a fiduciary duty to the other parties, and it is a duty and standard of conduct that is required of Bailard and all Bailard employees.

b.	Fraud and Deceit; Inside Information

The various laws administered by the SEC and the Commodity Futures Trading Commission (“CFTC”) contain very broad provisions prohibiting fraud, deceit or “any manipulative or deceptive device or contrivance” in connection with securities and commodities transactions and the giving of investment advice. It is under these broad general provisions that the SEC, CFTC, and private individuals have successfully brought many of the important cases in the securities field that have received so much publicity in recent years, including cases on improper use of material nonpublic (“inside”) information.

c.	Manipulation

Care must always be taken to avoid market manipulation of securities and commodities trading. Such manipulation is strictly prohibited by law. The Firm and its employees are prohibited from knowingly spreading false and/or malicious rumors about securities with the intent of influencing the price of the securities.

d.	Nonpublic Information

Bailard and its employees shall not misuse nonpublic information. Please see Bailard’s Insider Trading Policy and Procedures for more information.

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e.	Federal Securities and Other Laws

Bailard and its employees are required to comply with all applicable Federal Securities Laws and all other applicable rules and regulations.

f.	Penalties

Under the various federal and state securities and commodities statutes, penalties that may be imposed for violations include civil liability for damages, temporary suspension, or permanent prohibition from engaging in various aspects of the securities, commodities, or investment advisory businesses as well as and criminal penalties.

Bailard, Inc.	Code of Ethics

GENERAL TOPICS OF THE CODE

Section 2 of this Code includes a number of broad prohibitions against fraudulent conduct in connection with the Firm’s clients. Because fraudulent conduct can take many forms, this Code cannot reasonably contain an all-inclusive list of actions or omissions that are covered. These general prohibitions are the same as or are consistent with those in the Federal Securities Laws and are intended to reflect the expansive and flexible nature of the restrictions that apply to our activities.

Section 3 of this Code includes specific rules and restrictions concerning transactions of Covered Securities in Personal Accounts. These restrictions have been adopted to mitigate any conflicts of interest, or any appearances of conflicts of interest, between the securities trading the Firm undertakes on behalf of its clients and personal securities trading by the Firm’s employees. The rules are intended to give priority to Firm’s clients over trading for Personal Accounts and prescribe that transactions within Personal Accounts not take place at a time which could adversely affect trading for our clients.

Section 4 of this Code contains specific reporting requirements. As required by Rules 17j-1 and 204A-1, persons covered by this Code are required to file an initial holdings report, annual holdings reports, and quarterly transaction reports relating to certain of their personal securities holdings and transactions. These reports will be reviewed by the CCO or designee to determine whether the information suggests a possible violation of this Code. The President will review the CCO’s personal securities reports and will do a periodic review of the personal securities reporting process as a whole. These reports may also be reviewed by the staff of the SEC when the SEC undertakes compliance examinations of the Firm. In addition to assisting with complying with this Code, the reporting requirements serve to create a greater consciousness of possible conflicts and, at the same time, provide means to detect and correct possible problems. The reporting system is an essential part of this Code and must be strictly adhered to, without exception.

Section 5 of this Code lists some additional rules governing the conduct of the Firm and its employees. These rules are designed to prevent conflicts of interest and even the appearance of a conflict of interest on the part of these individuals.

The enforcement and administration of these rules and procedures are the responsibility of the CCO, who shall report to the President concerning the enforcement and administration of this Code. As this Code emphasizes, personal trading must always be carried out with good judgment and in good faith. All possible situations cannot be covered by this Code, and under special circumstances, exceptions may be appropriate.

Although the President and the CCO each have the authority to grant exceptions, including exceptions with respect to Personal Security Transactions under appropriate circumstances, exceptions are rarely appropriate and infrequently granted. Anyone subject to this Code contemplating a transaction as to which he or she may have any doubt or anyone who has any other question as to any part of this Code should consult with the CCO. If the CCO is absent or unavailable, you should consult with the President. If the President is also absent or unavailable, please consult with the CRO.

SECTION 1. DEFINITIONS

“ACCESS PERSON” is defined under the SEC’s Code of Ethics Rule as an adviser’s supervised person who has access to nonpublic information regarding the adviser’s clients’ and Bailard Funds’ purchase or sale of securities, is involved in making investment and/or securities recommendations to clients and Bailard Funds, or has access to such recommendations that are nonpublic. Rather than classifying the Firm employees into access and non-access categories, we treat all firm employees as Access Persons. Unless

Bailard, Inc.	Code of Ethics

and until the CCO determines otherwise, certain personnel who are not supervised by Bailard are not considered Access Persons and are excluded from the requirements of the Code. This includes such parties as the independent directors of the BB&K Holdings, Inc. Board of Directors, the Bailard REIT Board of Directors, and Scientific Advisory Council Members. Contractors and consultants are also excluded from the requirements of the Code, but under certain circumstances, consultants with access to Bailard’s investment recommendations or trading will be considered Access Persons and subject to the requirements of the Code.

“AFFILIATED ENTITIES” are BB&K Holdings, Inc., the Bailard Funds; and Bailard’s affiliated general partners.

“AUTOMATIC INVESTMENT PLAN” means a program in which regular periodic purchases or sales (to cover withdrawals) are made automatically in (or from) investment accounts by a predetermined schedule and allocation. Automatic Investment Plans include dividend reinvestment plans.

“AUTOMATED COMPLIANCE SYSTEM” means an online vendor generally used by the Firm for monitoring various components of the Compliance program. Currently, the Firm uses a web-based compliance system to help employees manage their compliance requirements. This system is used to track and approve employee personal transactions, political contributions, external communications, as well as other activities. This system also stores policies and procedures and facilitates employee certifications and other compliance requirements.

“BAILARD FUND” means any private investment fund that the Firm sponsors and for which the Firm serves as the investment adviser.

“BAILARD ADVISED MUTUAL FUND” means any mutual fund for which Bailard serves as an investment adviser (or sub-adviser) and any mutual fund whose investment adviser or principle underwriter controls Bailard, is controlled by Bailard, or is under common control with Bailard.

“BENEFICIAL OWNERSHIP” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under Section 16 of the Exchange Act. Generally, you have “Beneficial Ownership” of any Security in which you have a direct or indirect pecuniary interest. “Beneficial Ownership” includes accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement, you can share in any profit from the Securities, including Securities held by a Family Member(s) sharing the same household, by a partnership, corporation or other entity controlled by you, or by a trust of which you are a trustee, beneficiary, or settlor. Excerpts from SEC regulations on this subject are available from the CCO and should be reviewed carefully by anyone concerned with this topic before trading or preparing an initial holdings report, annual holdings report, or quarterly transaction report. Common examples of Beneficial Ownership include joint accounts, spousal accounts, uniform transfer to minor accounts (“UTMAs”), partnerships, and beneficiaries of trusts. A person is generally deemed to have indirect Beneficial Ownership of a Security if he or she has the right to acquire a Security through the exercise or conversion of any derivative Security, whether or not presently exercisable.

“CLIENT ACCOUNT” means an account for any client for which the Firm provides investment advisory services and any investment vehicle for which the Firm provides investment advisory or sub-advisory services.

“CONTROL” means the power to exercise a controlling influence over the management or policies of a company unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting Securities of a company is presumed to control such company.

“COVERED SECURITY” means a Security as defined in Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act (a “Security”), except that it does not include:

“NON-COVERED SECURITIES”

i.	Direct obligations of the Government of the United States;

ii.

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments (i.e., any instrument having a maturity at issuance of less than 366 days and that is rated in one of the highest two rating categories by a Nationally Recognized Statistical Organization or that is unrated but is of comparable quality), including repurchase agreements;

Bailard, Inc.	Code of Ethics

iii.	Shares issued by money market funds;

iv.	Shares issued by open-end funds other than Bailard Advised Mutual Funds; and

v.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Bailard Advised Mutual Funds.

Exchange-traded funds shall be considered Covered Securities for the purposes of this Code of Ethics.

“DE MINIMIS TRANSACTIONS” are defined as follows:

a.	Equity transactions of 1,000 shares or less with a dollar value of $20,000 or less

b.	Fixed-income Security transactions with a par value of $50,000 or less

c.	Options transactions where the underlying value of the investment qualifies for either the equity or fixed-income de minimus exemption from preclearance.

“FAMILY MEMBER(S)” of a person means the members of his or her immediate family living in the same household, including but not limited to the following living relatives: (i) parents, step-parents, grandparents, and step-grandparents; (ii) siblings and half-siblings; (iii) the spouses of siblings and half-siblings; (iv) spouse; (v) children, grandchildren, and great-grandchildren; (vi) the spouse of each of the children, grandchildren and great-grandchildren; (vii) in-laws, adoptive relationship, and other Family Member(s) or individuals with whom there is an intimate personal or economic relationship.

Family Member(s) of a person may also include other relationships that in the determination of the CCO (i) are substantially equivalent to the foregoing relationships or (ii) present the types of concerns that Rule 204A-1 under the Advisers Act are intended to address. Family Member(s) includes domestic partners and live-in relationships.

“FIRM” means Bailard, Inc. and each of its Affiliated Entities that is engaged in the business of providing investment advisory and portfolio management services, or serves as general partner to or manages a private investment vehicle.

“FEDERAL SECURITIES LAWS” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm- Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

“INITIAL PUBLIC OFFERING” (“IPO”) means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

“INTERESTED PARTY” means a broker-dealer or other companies or persons involved in the securities or financial services industries or any other non-client entity that does business with or seeks to do business with or on behalf of the Firm.

“LIMITED OFFERING” means an offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act. Limited offerings include private placements and other offerings that are not public.

“MANAGED ACCOUNT” means a Personal Account over which you or your Family Member(s) have Beneficial Ownership but where neither you nor your Family Member(s) have the authority to direct specific transactions in the account and where you have no influence or control over specific transactions.

“PERSONAL ACCOUNT” means a trading account, Security, or investment vehicle over which you or your Family Member(s) have Beneficial Ownership, influence, and control. Our personal trading policy and the associated preclearance requirements generally do not apply to accounts, Securities, or investment vehicles where you/your Family Member(s) do not have Beneficial Ownership, influence, and control, except that you are required to obtain preclearance for IPOs and Private Placements even if you only have Beneficial Ownership without any influence or control.

“PERSONAL ACCOUNT” includes:

i.	Any account in or through which Covered Securities can be purchased or sold. This includes, but is not limited to, a brokerage account, 401k account, 529 Programs, or an HSA account;

Bailard, Inc.	Code of Ethics

ii.	Accounts in your name or accounts in which you have a direct or indirect Beneficial Ownership, influence, and control;

iii.	Accounts in the name of your Family Member(s) living in your household;

iv.

Accounts in the name of children under the age of 18, whether or not living with you, and accounts in the name of relatives or other Family Member(s) living with you or for whose support you are wholly or partially responsible; or

v.	Accounts in which you or your Family Member(s) directly or indirectly control, participate in, or have the right to control or participate in, investment decisions.

For purposes of this Policy, Personal Accounts do not include:

i.	Accounts where investment options are limited to Non-Covered Securities. This can include certain 401(K), 529 Programs, and HSA accounts;

ii.	Estate or trust accounts in which you have a beneficial interest but no influence or control;

iii.	Fully discretionary accounts managed by Bailard, another registered investment adviser, or a registered representative of a registered broker-dealer over which you have no influence or control;

iv.

Direct investment programs, which allow the purchase of Securities directly from the issuer without the intermediation of a broker-dealer, provided that the timing and size of the purchases are established by a pre-arranged schedule (e.g., dividend reinvestment plans);

v.	Bailard’s 401(K) Plan; or

vi.	Accounts over which you do not have a direct or indirect influence or control.

“PRIVATE PLACEMENT” means an offering of a Security through a limited offering, as opposed to a public offering, that is exempt from registration under various current laws and rules. Examples of Private Placements include offerings of interests in private investment funds, startups, private companies, and privately offered investment-type crowdfunding.

“PURCHASE OR SALE OF A COVERED SECURITY” includes, among other acts, the writing or acquisition of an option to purchase or sell a Covered Security.

“RESTRICTED SECURITY” means Securities listed on Bailard’s Intranet under “Restricted Stock List”. Employees are prohibited from executing a transaction in a Covered Security on Bailard’s Restricted Stock List, regardless of the size of the trade.

“SECURITY” means a Security as defined in Section 2(a)(18) of the Advisers Act and includes all investment instruments commonly viewed as Securities, including, but not limited to, any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for Security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege entered into a on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Note that the definition of a security is very broad, and includes shares of both private and public pooled investment vehicles. Public pooled investment vehicles include, among others, open-end mutual funds, close-end mutual funds, exchange-traded funds, and exchange-traded notes. Private pooled investment vehicles include, among others, private equity funds, hedge funds, and fund of funds.

“SUPERVISED PERSON” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Bailard, or other person who provides investment advice on behalf of Bailard and is subject to Bailard’s supervision and control.

Bailard, Inc.	Code of Ethics

SECTION 2. GENERAL RESTRICTIONS AGAINST FRAUDULENT CONDUCT

You are prohibited to generally, or in connection with the purchase or sale, directly or indirectly, by a Firm or person:

i.	employ any device, scheme, or artifice to defraud a client;

ii.	make to a client any untrue statement of a material fact or omit to state a material fact necessary to make the statements, in light of the circumstances under which they are made, not misleading;

iii.	engage in any act, practice, or course of business that operates or would operate as fraud or deceit on a client; or

iv.	engage in any manipulative practice concerning a client.

SECTION 3. SPECIFIC PERSONAL SECURITY TRANSACTION RULES

The following rules are intended to prevent any suggestion or inference that you are using your relationship with Bailard to obtain personal advantageous treatment to the detriment of the interests of any client. The restrictions in this Section apply to transactions for accounts in which you have a direct or indirect Beneficial Ownership interest. Unless expressly exempt, all transactions in Covered Securities in these accounts are covered under the provisions of this policy. Except as otherwise provided, these restrictions do not apply to the following transactions:

i.	Purchases or sales effected in any account over which you have no direct or indirect influence or control;

ii.	Purchases or sales that are non-volitional on your part;

iii.	Purchases which are part of an Automatic Investment Plan (please note that any changes to the Automatic Investment Plan must be precleared); or

iv.

Purchases that are effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

INITIAL PUBLIC OFFERINGS

You are prohibited from directly or indirectly acquiring a Beneficial Ownership interest in any Security in an Initial Public Offering without the prior approval by the CCO or the President.

LIMITED OFFERINGS

You are prohibited from directly or indirectly acquiring a Beneficial Ownership interest in any Security in a Limited Offering without the prior approval by the CCO or the President. Employees that hold a direct or indirect Beneficial Ownership interest in Securities acquired in a Limited Offering must disclose that investment if they participate in the Firm’s subsequent consideration of an investment in the same issuer, and the decision to make such an investment must be reviewed independently by investment personnel with no personal interest in the issuer.

PRECLEARANCE

The general rule is that, in your Personal Accounts, you and your Family Member(s) must preclear all purchases and sales of Covered Securities (including derivatives) occurring in all accounts in which you have direct or indirect beneficial interest, influence, or control, before the transaction may take place. You must preclear IPOs and Private Placement transactions in all accounts in which you have direct or indirect beneficial interest, including Managed Accounts. To request preclearance, you must submit a preclearance request using our Automated Compliance System. The Trading Department will review all pending trades to see if any conflict may exist. The Trading Department will authorize or deny the trade (generally in less than 24 hours). Preclearance for IPOs and Private Placements is reviewed by the CCO or the President on a case-by–case basis, and the response time will vary.

PRECLEARANCE WINDOW

Approvals remain in effect for the same day until the market close (1pm PST/4pm EST) unless otherwise stated. If you submit a request after market close, your preclearance is good for the next trading day. For limit orders and stop loss orders, your preclearance window is valid for 60 days. Approval for IPOs and Private Placements is valid until the time of the proposed transaction.

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Trading after the approval expires is a violation of the preclearance requirement. It is your responsibility to renew your preclearance for orders that were not executed during the preclearance window.

Trading more than the quantity precleared is a violation.

The Firm reserves the right to require you to reverse, cancel, or freeze (at your expense) any transaction or position in any Security if the Firm believes such transaction or position might violate this Code or appears improper.

RESTRICTED STOCK LIST

You are prohibited from trading in Securities listed on the Firm’s Restricted Stock List, regardless of the size of the trade. Please check the Restricted Securities List posted on the Intranet before placing any trades.

SECURITIES HELD BY THE BAILARD EMERGING OPPORTUNITIES FUND

You must seek preclearance for trading Securities held by the Emerging Opportunities Fund. The names of these Securities are posted on the Compliance Section of the Intranet and transactions in these Securities must always be precleared by the Trading Department before the transactions may take place, regardless of the size of the trade.

DERIVATIVES

Derivative transactions are treated as Covered Securities, regardless of the underlying asset. You must seek preclearance for the underlying value of the investment.

EXCEPTIONS

The pre-clearance requirements do not apply to:

1.	Transactions in Non-Covered Securities;

2.	Transactions in Bailard Advised Mutual Funds;

3.

Transactions in Exchange-traded funds (“ETF”) and Exchange-traded notes (“ETN”); this exception does not apply to ETFs that are traded as part of Bailard’s Tactical Asset Allocation model “TAA Model” on the day of the trade;

4.	Transactions in Bailard’s 401(K);

5.	Transactions in BB&K Holdings, Inc. stock;

6.	De Minimis Transactions that are defined as follows:

a.	Equity transactions of 1,000 shares or less with a dollar value of $20,000 or less

b.	Fixed-income Security transactions with a par value of $50,000 or less; or

c.	Options transactions where the underlying value of the equity investment is 1,000 shares or less with a dollar value of $20,000 or less

d.	Options transactions where the underlying fixed income investment has a par value of $50,000 or less.

7.	Transactions in a Compliance approved Managed Account or similar Compliance approved vehicles, for all Securities except for IPOs and Private Placements.

In applying the De Minimis Transactions exceptions, you must aggregate your trading of the same Security, in the same direction, over a five (5) business day period across all your Personal Accounts for which you deemed to have Beneficial Ownership, influence, and control, including your Family Member’s(s)’ accounts.

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RECEIPT OF SECURITIES

You and your Family Member(s) are allowed to accept, without preclearance, Covered Securities that you receive via:

1.	A private fund distribution;

2.	An inheritance or other types of bona fide gifts;

3.	A corporate action;

4.	A dividend distribution;

5.	Company Employee Stock Options for accounts where you have Beneficial Ownership,(e.g., stocks or stock options)

a.	Preclearance is not required for the receipt of a stock option grant or the subsequent vesting of the grant.

•	Preclearance is required prior to the exercise of stock option grants and prior to sales of stocks which have been granted; or

6.	Other non-volitional events, such as assignment of options or exercise of an option at expiration.

These transactions do not require preclearance but you must adjust your holdings record in the Automated Compliance System prior to submitting your annual holding certification.

GIFTING OF SECURITIES

If you wish to make a gift of Covered Securities (where you would relinquish any Beneficial Ownership you may have), you do not need to preclear the transaction but you must adjust your holdings records in the Automated Compliance System prior to submitting your annual holding certification.

FAMILY MEMBER(S) LIVING IN YOUR HOUSE ARE SUBJECT TO OUR PERSONAL TRADING POLICY If you live in the same house with any Family Member(s), please inform Compliance, as they are subject to our personal trading policy. You are required to disclose their reportable accounts and request preclearance, when necessary, for their trades.

OUTSIDE DIRECTORS AND ADVISORY COUNCIL MEMBERS

Unless the CCO and the President determine otherwise, Outside Directors of BB&K Holdings Inc., Outside Directors of the Bailard REIT, and Scientific Advisory Council Members are not deemed to be Access Persons under the Code because they do not have information, or access to information, that would make them Access Persons. Accordingly, they are not subject to personal trading restrictions and requirements described above.

Outside Directors and Scientific Advisory Council Members must not seek, and Access Persons may not disclose to any such person, nonpublic information about portfolio holdings, transactions or recommendations that the Firm is considering for client accounts, except for client accounts where the Outside Directors or Scientific Advisory Council Members are the client or the investor. If an Outside Director or a Scientific Advisory Council Member is a client of the Firm, he/she is allowed to receive information specifically relating to his/her client relationship with the Firm.

If an Outside Director or a Scientific Advisory Council Member becomes aware of Firm recommendation information unrelated to his/her relationship as a client of the Firm, he/she must notify the CCO immediately and not use or disclose that information. The CCO will determine the necessary action for that situation. When deemed appropriate, Bailard will ask Outside Directors and Scientific Advisory Council Members to certify annually that they are complying with this policy.

DEALINGS WITH CLIENTS

You are prohibited to knowingly sell any Covered Security to any client or knowingly purchase any Covered Security from any client.

CRYPTOCURRENCIES

In light of the extremely complex nature of the legal analysis regarding cryptocurrencies to determine which ones are securities and which ones are not, Bailard has decided to allow investments in three cryptocurrencies - Bitcoin, Ethereum, and XRP - that are generally accepted to be currencies and are not

Bailard, Inc.	Code of Ethics

currently subject to regulation by the SEC. These three cryptocurrencies are treated as Non-Covered Securities. Outside of these cryptocurrencies, investment in other cryptocurrencies is prohibited. Please note the following:

•	You may not use the three allowed cryptocurrencies to invest in other cryptocurrencies.

•	Crypto-based derivatives are treated as Covered Securities.

•

Participation in an initial coin offering (“ICO”) is treated as participation in IPOs and Private Placements. Participation in ICOs, IPOs, and Private Placements require prior approval by the CCO or the President.

SAME DAY TRADING BAN

You are not allowed to trade in a Covered Security on a day during which the Covered Security is being actively traded, or actively considered for trading, on behalf of client accounts.

This restriction will not be deemed to be violated when you trade a Covered Security on the same day as a client buys or sells the same Security if:

i.	The client’s trade order was drafted after you traded the same Security and had already obtained the appropriate preclearance from the Trading Department;

ii.	Neither you nor the Trading Department knew that trade in that Security was actively considered for execution in a client’s account on that day;

iii.	Neither you nor the Trading Department knew that trade in that Security was actively considered as part of a strategy change across all relevant accounts; or

iv.	Neither you nor the Trading Department knew that trade in that Security would be considered for clients’ immediate liquidity needs.

This restriction does not apply to the purchase or sale of Bailard Advised Mutual Funds, ETFs, or to De Minimis Transactions. This restriction does apply to ETFs that are traded as part of the TAA Model on the day of the trade.

SPECIAL SEVEN DAY TRADING BAN FOR INVESTMENT COUNSELORS AND PORTFOLIO MANAGERS Bailard investment counselors and portfolio managers are prohibited from trading a Covered Security within seven calendar days before and after a client account that he or she manages trades in the same (or a related) Security. This restriction will not be deemed to be violated if after the investment counselor or portfolio manager executes his or her trade:

i.	The client independently requests the Firm to buy or sell the Security during the seven calendar day period; and

The investment counselor or portfolio manager had no reason to know that the client would make such a request; or

ii.	The investment counselor or portfolio manager did not know that the Bailard Research team would recommend a trade in that Security across all relevant accounts.

This restriction does not apply to the purchase or sale of Bailard Advised Mutual Funds or ETFs. It also does not apply to De Minimis Transactions.

THREE DAY TRADING BAN RELATING TO RESEARCH RECOMMENDATION MEMOS

You are prohibited from trading a Covered Security for three trading days following the receipt of a Bailard’s research recommendation notification covering such Security. For calculation purposes, the first day of that three-day period is the day that the notification is distributed within the Firm. The purpose of this prohibition is to better assure that the investment counselors and portfolio managers have ample opportunity to trade for Client Accounts promptly following the distribution of the notification. Under special circumstances, a trading ban of more than three days may be announced. This restriction does not apply to the purchase or sale of Bailard Advised Mutual Funds or ETFs. It also does not apply to De Minimis Transactions.

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SECTION 4. REPORTING REQUIREMENTS

INITIAL HOLDINGS REPORT

Within ten calendar days after you become an Access Person, you must prepare and file with the CCO an Initial Holdings Report that must contain the following information (information must be current as of a date no more than 45 days before the date the person becomes an Access Person):

i.

The title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and the principal amount of each Covered Security in which you have any direct or indirect Beneficial Ownership interest;

ii.	The name of any broker, dealer or bank with which you maintained an account in which any Securities were held for the direct or indirect benefit of you or your Family Member(s); and

iii.	The date that the report is submitted by you.

You must identify all accounts and Securities over which you and your Family Member(s) have Beneficial Ownership, influence, or control. You must report any Managed Accounts that you or your Family Member(s) may have. Compliance will assist you in determining which accounts meet the definition of a Personal Account and which Securities (including any Private Placement interest) must be reported on the Initial Holdings Report, which will then determine what will be subject to our Personal Trading Policy and preclearance requirements.

QUARTERLY TRANSACTION REPORTS

You are required to certify within 30 days after each quarter end that the transactions captured in the Firm’s Automated Compliance System and that the transactions shown in duplicate statements provided to Compliance team, represent all the “Reportable Transactions” (defined below). You may also be required to certify other information on a quarterly basis.

Reportable Transactions are:

a.	All transactions in your Personal Accounts except for transactions in Non-Covered Securities; and

b.	Any purchase of IPOs or Private Placement interests in Managed Accounts or similar vehicles in which you or your Family Memebers have Beneficial Ownership.

You must report all De Minimis Transactions and all purchases or sales of Bailard Advised Mutual Funds, ETFs, and ETNs. However, you are not required to report transactions in your Bailard’s 401(k) Plan. Such transactions are independently reviewed by the CRO quarterly. You are also not required to report transactions in the stock of BB&K Holdings, Inc., as Bailard already maintains records of these transactions. You are also not required to report transactions in Non-Covered Securities.

ANNUAL HOLDINGS REPORTS

Annually, you must submit a report of all Covered Securities (including any interest in a Private Placement, Bailard Funds, Bailard Advised Mutual Funds) ETFs, ETNs, and De Minimis holdings in all your Personal Accounts through our Automated Compliance System and submit duplicate account statements for any Personal Accounts not connected with our Automated Compliance System. The information provided must be as of a date within 45 days prior to when the report is submitted.

Generally, we require the annual holding data to be current as of December 31 of the previous year and for the report and duplicate statements to be submitted to Compliance by late-January of each year. The Annual Holding Report includes the following information:

i.	The title, number of shares, and the principal amount of each Covered Security in which you or your Family Member(s) have any direct or indirect Beneficial Ownership interest;

ii.	The name of any broker, dealer, or bank with whom you maintain an account in which any Securities are held for the direct or indirect benefit of you or your Family Member(s); and

iii.	The date that the report is submitted by you.

You are required to report on the Annual Holdings Report your IPOs and Private Placement interests in Managed Accounts.

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You are not required to report on the Annual Holdings Report your Bailard 401(K) investments or your investments in BB&K Holdings, Inc. stock, as the Firm already maintains records of these investments.

NEW PERSONAL ACCOUNTS

You must submit a preapproval request using our Automated Compliance System that will be approved by the CCO or designee in conjunction with opening any new account, vehicle, or structure where you or your Family Member(s) have Beneficial Ownership and/or control.

In addition, you must notify the CCO or designee of any new Managed Accounts and other vehicles or structures in which you or your Family Member(s) have Beneficial Ownership.

CONFIRMATIONS AND STATEMENTS

You are required to provide duplicate account statements and trade confirmations to Compliance within 30 days after the end of each quarter if your Personal Account is not held at a Broker that is connected to our Automated Compliance System.

ANNUAL CERTIFICATION AND PERIODIC WRITTEN ACKNOWLEDGEMENT

Bailard will provide you with a copy of the Code and with any amendments to the Code. You will be required to certify via our Automated Compliance System that you have read and understood this Code, that you have complied with the requirements of this Code and that you have reported all personal Securities transactions and Security holdings required to be reported pursuant to the requirements of this Code, generally, on an annual basis.

VIOLATIONS

You are required to report any violations of this Code promptly to the CCO or the President. Such reports may be submitted anonymously.

WHISTLEBLOWER POLICY

For the avoidance of doubt, nothing in this Code prohibits Employees or Supervised Persons from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees or Supervised Persons do not need prior authorization from their supervisor, the President, the CCO, or any other person or entity affiliated with Bailard to make any such reports or disclosures and do not need to notify Bailard that they have made such reports or disclosures.

Additionally, nothing in this Code prohibits Employees or Supervised Persons from recovering an award pursuant to a whistleblower program of a government agency or entity.

SECTION 5. OTHER RULES

INSIDE INFORMATION

You are prohibited from using any material nonpublic information, no matter how acquired, in your own transactions or in the discharge of your responsibilities to clients. Please see the Insider Trading section of Bailard’s Compliance Manual for additional information.

CONFIDENTIALITY and DISCLOSURE OF INFORMATION

Information about the actual purchase or sale decisions, contemplated purchases or sales, or other transactions under consideration for clients whether or not actually authorized, must be kept confidential. Information about clients, investors, and prospects is confidential and must not be disclosed to persons who do not have a need to know such information in connection with their employment by the Firm.

You must maintain the confidentiality of confidential information entrusted to you by the Firm, except when disclosure is authorized by the CCO, the CRO, or the President or legally mandated. Confidential

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information includes but is not limited to lists of clients, investors, prospects, personal information about employees, proprietary formulas, business plans, or financial information. Unauthorized disclosure of any confidential information is prohibited.

Third parties may ask you for information concerning the Firm. All responses to inquiries on behalf of the Firm must be approved by the CCO, the CRO, or the President. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to the CCO, CRO, or the President.

HONEST AND ETHICAL CONDUCT AND FAIR DEALING

Employees should deal honestly, ethically, and fairly with the Firm’s suppliers, customers, competitors, and employees.

GIFTS AND ENTERTAINMENT POLICY

Offers of gifts and entertainment between Bailard, Inc. and its clients, investors, and prospects or business partners may be an acceptable part of doing business and a way to build goodwill. Providing or accepting occasional meals and tickets to sporting and cultural events may be appropriate in certain circumstances. However, if offers of gifts or entertainment are frequent or of substantial value, they may create an actual or perceived conflict of interest and could call into question the independence of our judgment as a fiduciary to our clients.

This Gifts and Entertainment policy applies where Pay to Play Policies and Procedures and Foreign Corrupt Practices Act Policies and Procedures are not applicable. Where Pay to Play Policies and Procedures and Foreign Corrupt Practices Act Policies and Procedures are applicable, those policies govern. Gifts and entertainment of political officials or candidates are covered by Pay to Play Policies and Procedures and Foreign Corrupt Practices Act Policies and Procedures.

This policy applies to gifts and entertainment given to or received from any current client, Bailard Fund investors only, prospective client (collectively, the “Client”), or any individual or entity (the “Interested Party”) that is doing or is seeking to do business with the Firm.

ENTERTAINMENT

You may accept from, or give to, a Client or an Interested Party meals, entertainment, or tickets to events of a reasonable value. We expect you to use reasonable judgment under the circumstances.

You may accept an invitation to a business entertainment event, such as dinner or a sporting event, of a reasonable value if the person or entity providing the entertainment is present. You should seek pre-approval from your direct manager under circumstances where you are unsure about the value of proposed entertainment or whether the value of the proposed entertainment is reasonable.

You may accept an invitation to stay at the client’s residence if this visit is for business purposes and the client providing the lodging arrangements is present. You are prohibited from accepting a gift of travel or lodging in connection with any entertainment opportunity.

GIFTS

You may not accept from, or give to, Clients or Interested Parties gifts that are valued over $250 (either one single gift, or in aggregate on an annual basis) or may be deemed as excessive.

Gifts that can be shared with others in the Firm, such as holiday baskets or lunches delivered to Bailard’s offices, should be placed in the common area.

If you receive a gift that is prohibited under this policy, you must decline or return it in order to protect the reputation and integrity of the Firm. If the gift has already been received and cannot be returned, it will be donated to a charity chosen by the President and/or the CRO. Any question as to the appropriateness of any gift should be directed to our CCO or the President.

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You should be certain that the gift does not give rise to a conflict with client interests, or the appearance of a conflict, and that there is no reason to believe that the gift violates any applicable code of conduct of the recipient. Gifts are permitted only when made in accordance with applicable laws, regulations, and generally accepted business practices.

DONATIONS

You must always get preapproval from your direct manager for corporate charitable donations.

EXCEPTIONS

•

ERISA - You must submit a preclearance request using our Automated Compliance System before giving any gifts or entertainment, regardless of value, to any ERISA plan fiduciary. Under the U.S. Department of Labor guidelines, gifts, gratuities, meals, and entertainment for ERISA fiduciaries are limited to an aggregate annual value of $250 per plan fiduciary.

•

Taft-Hartley Union Plan Clients – You must submit a preclearance request using our Automated Compliance System before giving any gifts or entertainment, regardless of value, to labor unions or union representatives. Gifts and entertainment for Taft-Hartley plan officers and/or employees in excess of $250 per fiscal year are required to be reported on Department Labor Form LM-10 within 90 days following the end of our fiscal year.

PROHIBITIONS

•	Cash- You may not give or accept, directly or indirectly, cash or cash equivalents, including gift cards, to or from any clients or Interested Parties.

•	Solicitation of Gifts- All solicitation of gifts or gratuities is unprofessional and is strictly prohibited. You may not use your position to obtain or seek a gift for yourself.

•

Client Complaints- You may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All client complaints must be immediately reported to your direct manager and the CCO.

•

Employees or Agents of Bailard Advised Mutual Funds - Gifts to fund advisory personnel must be in compliance with the mutual funds rules approved by fund’s board and SEC regulations. Therefore, you are to avoid giving or accepting, directly or indirectly, any gifts or entertainment to or from fund advisory personnel or the broker-dealers through which Bailard places their trades or the intermediaries, including broker-dealers that distribute these funds.

•	State and Local Pension Officials - You may not give or accept, directly or indirectly, any gifts or entertainment to State and Local Pension officials.

•

Compensation from Others- You may not, without the prior written consent from the CRO or the President, accept, directly or indirectly, from any person or entity other than Bailard, compensation of any nature such as a bonus, commission, fee, gratuity, or other consideration.

REPORTING AND CERTIFICATIONS

On a quarterly basis, you must report all gifts and entertainment received or given of any amount through our Automated Compliance System. You are not required to report meals given and received. Each quarter you will be required to certify compliance with this policy. The President will review the CCO’s certifications.

Any questions as to the appropriateness of gifts, travel, and entertainment opportunities must be discussed with the CCO, the CRO, or the President of the Firm.

The CCO, the CRO, or the President may require that an item or the event be declined or that you reimburse the person providing the item for the value of the item or the event.

This rule does not apply to bona fide personal relationships established before the individual became a client, a prospect, or an interested party of the Firm.

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FINDER’S FEES

You should not become involved in negotiations for corporate financing, acquisitions, or other transactions for outside companies (whether or not held by Clients) without the prior permission of the CCO, the CRO, or the President. Specifically, no finder’s or similar fee in connection with any such transactions may be negotiated or accepted without prior permission of the CCO, the CRO, or the President. Notify Compliance when you are seeking approval to accept such fees.

SERVICE AS A DIRECTOR

You are prohibited from serving on the board of directors of a publicly-traded company without prior authorization by the CCO, the CRO, or the President, which authorization shall be based upon a determination that the board service would not be in conflict with the interests of the Firm or any client. Notify Compliance when you are seeking approval to serve as a Director.

OUTSIDE ACTIVITIES

You must request written preapproval from the President or the CCO prior to serving as an employee, officer, consultant, director, advisor, or trustee of any other entity, trust, or organization. Approval of such activities might be withheld if the President or the CCO determines that your service would not be in the best interest of the Firm or its clients. The CCO will request preapproval from the President or the CRO. The President will review the CCO’s certifications.

SECTION 6. SANCTIONS

Careful adherence to this Code is one of the primary conditions of employment of every employee of Bailard, Inc. You may be required to give up any profit or other benefit realized from any transaction in violation of this Code, and, in appropriate cases, be subject to other sanctions up to and including reprimands, trading restrictions, or fines. Suspensions or termination of employment may be imposed for conduct inconsistent with this Code as well. Retaliation against persons reporting violations will not be tolerated and may be grounds for sanctions. In addition, as pointed out in the preamble to this Code, certain violations of this Code may also involve violations of law with the possibility of civil or criminal penalties.

COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

Bailard requires you to comply with all laws, rules, and regulations applicable to the Firm whenever and wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules, and regulations and to ask for advice when you are uncertain about them. If you become aware of the violation of any law, rule, or regulation by the Firm, whether by its employees or any third party doing business on behalf of the Firm, or if you become aware of any violation of this Code, it is your responsibility to report the matter to the CCO or the President. While it is Bailard’s desire to address matters internally, nothing in this Code should discourage you from truthfully reporting any illegal activity to the appropriate regulatory authority, including the SEC. Employees shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation. This Code should not be construed to prohibit you from testifying, participating, or otherwise assisting in any state or federal administrative, judicial, or legislative proceeding or investigation.

SECTION 7. REVIEW AND REPORTING

The CCO or her designee will review all reports submitted pursuant to Sections 4 and 5 of this Code. The CCO will submit at least annually to the Board of the Bailard Advised Mutual Funds a written report from the Firm that (a) describes any issues arising under this Code or under any procedures adopted to implement this Code since the last such report to the Board including, but not limited to, information about material violations of this Code or such procedures and any sanctions imposed in response to such material violations; and (b) certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

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SECTION 8. DISSEMINATION AND AMENDMENT

This Code shall be distributed to each employee, and Supervised Persons of the Firm upon commencement of his or her employment or other relationship with the Firm. Bailard reserves the right to amend, alter or terminate this Code at any time. Following any material revisions or updates, an updated version of this Code will be distributed to you and will supersede the prior version of this Code effective upon distribution.

SECTION 9. RECORD KEEPING

Pursuant to Rule 17j-1(f) and Rule 204-2 under the Advisers Act, the following records shall be maintained in an easily accessible place at the Firm’s principal place of business:

•	A copy of this Code that is in effect, or at any time within the past five years was in effect;

•	A record of any violation of this Code, and of any action taken as a result of the violation, for at least five years after the end of the fiscal year in which the violation occurs;

•

A copy of each report made by an Access Person under Section 4 of this Code, including statements and confirmations, for at least five years after the end of the fiscal year in which the report is made or the information is provided;

•	A record of all persons, currently or within the past five years, who are or were required to make reports under Section 4 of this Code or who are or were responsible for reviewing these reports;

•	A record of all annual certifications and written acknowledgments as required by this Code for each person who is currently, or within the past five years was, an Access Person;

•	A copy of each report required under Section 7 of this Code for at least five years; or

•

A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of Initial Public Offerings and Limited Offerings for at least five years after the end of the fiscal year in which the approval was granted.